ITEM 6. (A)


                                   EXHIBIT 11

                  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
               (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)


                                                  THREE MONTHS ENDED
                                                       MARCH 31,
                                              -------------------------
                                                1998            1997
                                                ----            ----
 Net income                                   $  6,319         $  4,808
 Less:  Preferred stock dividend                    42              128
                                              --------         --------
 Net income applicable to common stock        $  6,277         $  4,680

 Weighted average common shares outstanding    929,222          929,222

 Earnings per common share                    $   6.80         $   5.13